EXHIBIT 99.2

From:  Tony Ambrosio
  To:  International Employees Holding Options
Date:  April 27, 2006
  Re:  Voluntary Exchange Offer


A Voluntary Exchange Offer ("VEO") is being offered in the United States that will give eligible employees the opportunity to exchange their eligible stock options for restricted shares in the new CBS Corporation. I'm pleased to announce that we are making this offer available to eligible employees outside of the United States so that they may also have the opportunity to participate in the VEO. For tax reasons, employees who are not U.S. taxpayers will be offered the opportunity to exchange stock options for restricted share units ("RSUs") of CBS Corporation Class B Common Stock in the VEO rather than restricted shares.

The following information is provided to help you better understand the VEO and how it works.

About the VEO and Program Participation
The VEO is expected to commence on May 3, 2006 and conclude on May 31, 2006 at midnight EDT. The VEO will give eligible employees the opportunity to exchange their employee stock options for RSUs or restricted shares of CBS Corporation Class B Common Stock. A stock option gives you the right to buy shares of stock at a set price for a fixed period of time. By contrast, a grant of restricted shares gives you the shares of stock outright after you have met the vesting requirements and a grant of RSUs gives you the right to receive the shares of stock outright after you have met the vesting requirements (RSUs differ principally from restricted shares in that holders of RSUs are not deemed to be stockholders of the underlying CBS Corporation Class B Common Stock until the RSUs vest and the underlying shares are actually delivered). Also, dividends will accrue on restricted shares granted in the VEO until vesting and will be paid in cash at the time of vesting; similarly dividend equivalents will accrue on the RSUs granted in the VEO until vesting and will be paid in cash at the time of vesting.

To be eligible to participate in the VEO, you must be an active full-time or part-time employee of CBS Corporation or one of its majority-owned subsidiaries as of the commencement of the VEO, remain continuously employed through the expiration of the VEO, and hold outstanding, vested or unvested, stock options granted prior to January 1, 2006.

You will have to make two decisions about your stock options:
    1. Whether to exchange all out-of-the-money stock options (the exercise price is the same as or higher than a reference price of CBS Corporation Class B Common Stock set forth in the exchange offer documents that will be sent to you) for RSUs or restricted shares; and
    2. Whether to exchange all in-the-money stock options (the exercise price of the option is less than a reference price of CBS Corporation Class B Common Stock set forth in the exchange offer documents that will be sent to you) for RSUs or restricted shares.

The reference price will be determined by calculating the average of the closing prices of CBS Corporation Class B Common Stock on the New York Stock Exchange for the five consecutive



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trading days ending on the fifth trading day preceding the commencement of the
VEO, which is expected to be April 26, 2006. Once established, this reference price will remain applicable throughout the VEO, regardless of any fluctuations in the CBS Corporation Class B Common Stock price during the VEO. Regardless of whether the stock options are out-of-the-money or in-the-money, each decision applies to all outstanding stock options within that category.

If you choose not to participate in the VEO (or choose to exchange only as to your out-of-the-money or in-the-money stock options), the outstanding stock options you do not exchange will remain outstanding and the current terms and conditions will continue to apply.

Determining RSU/Restricted Share Awards and Vesting Schedule
If you choose to participate in the VEO you will be able to exchange your stock options for RSUs or restricted shares of CBS Corporation Class B Common Stock which are subject to new vesting periods. The number of RSUs or restricted shares that you will be entitled to receive in the VEO will be calculated by dividing (i) 75 percent of the attributed value of options that you properly tender by (ii) the reference price for CBS Corporation Class B Common Stock set forth in the exchange offer documents that will be sent to you. The attributed value of your stock options will be determined using a commonly-used option pricing model, the Black-Scholes valuation method. The RSUs will vest in two 50 percent installments on the second and third anniversaries of the date of grant. Even if your eligible options are already vested, the RSUs and restricted shares will be subject to the new vesting requirements.

Blackout Period
At the close of the offer, which is expected to be at midnight on May 31, 2006, a blackout period will be implemented so that tenders made through the VEO can be processed and reconciled. During the blackout period all current and former CBS employees will be unable to complete any stock option transactions through Smith Barney. All current and former employees will be affected by the blackout regardless of whether they were eligible to participate in the VEO program. Additional information about the blackout period will be communicated shortly. The blackout period will not affect transactions in the CBS stock fund of the 401(k) plan.

Tools, Resources and Support
We recognize that the decisions you make about the VEO are important to you and your family and we want to provide you with all the necessary tools and resources you need to make an informed decision. At the start of the offer period, a Participant Statement will be mailed to all eligible employees and include a complete listing of their out-of-the-money and/or in-the-money stock options that can be exchanged for RSUs or restricted shares, as applicable, through the VEO program. Your Participant Statement will be mailed to your address on record with Human Resources along with other program communications that will assist in the decision-making process. Additional communications about the VEO will be disseminated through e-mail, desk dropped, posted to CBS intranet sites and mailed to homes throughout the offer period.

We have also engaged Ernst & Young LLP to offer education and assistance to you as you consider your decision as to whether to participate in the VEO. Ernst & Young will offer information sessions to provide education about the VEO and related financial concepts. A live workshop will be hosted in Canada on May 18, 2006 and a teleconference for European



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employees will be offered on May 16, 2006 at 3:00 p.m. GMT. Your spouse or partner and financial planner are welcome to participate in the telephonic workshop.

VEO Information Line
Ernst & Young will also offer personal assistance through the VEO Information Line. By calling the VEO Information Line, you will be able to schedule an appointment with an Ernst & Young representative to discuss your individual situation and enroll in a workshop session. Ernst & Young will have copies of all Participant Statements as a reference for the discussion. If you have not received your Participant Statement by May 10, 2006, please call the VEO Information Line.

The VEO Information Line will be available beginning April 27, 2006 from 9:00 a.m. EDT to 8:00 p.m. EDT, Monday through Friday for workshop enrollment and to schedule an appointment with an Ernst & Young representative during the offer period. To reach the VEO Information Line, call toll-free at (800) 259-3638 or
(201) 872-5800 from a non-U.S. location.

No action is required to decline participation in the VEO.


Partnering For Success
You can help make this program a success by taking the time to understand the VEO, reviewing your Participant Statement, Offer to Exchange document and other program communications, and participating in the financial education sessions. This will help ensure you make an educated decision about your outstanding stock option awards.


Legal Notices
The underlying plan for the Voluntary Exchange Offer is subject to shareholder approval. This program will be governed by the actual terms and conditions which will be set forth in the offering document provided to you at the commencement of the offer. For more information on the program, please review our Form 8-K filed with the Securities and Exchange Commission on March 17, 2006, which can be accessed on our website, www.cbscorporation.com.

CBS Corporation ("CBS") has not commenced the Voluntary Exchange Offer to which this communication pertains. Holders of CBS stock options are strongly advised to read the Offer to Exchange that will be filed on Schedule TO (Tender Offer) and other documents related to the Voluntary Exchange Offer to be filed with the Securities and Exchange Commission when they become available because they will contain important information. Holders of CBS stock options may obtain copies of these documents for free, when available, at the Securities and Exchange Commission website at www.sec.gov or from CBS's Human Resources department.




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